                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               _________________

                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934

        Date of Report (Date of earliest event reported) August 8, 2001



                              SARA LEE CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


          MARYLAND                      1-3344                 36-2089049
--------------------------------------------------------------------------------
(State or other jurisdiction          (Commission            (I.R.S. Employer
      of incorporation)               File Number)        Identification Number)


     Suite 4600, Three First National Plaza, Chicago, Illinois   60602-4260
--------------------------------------------------------------------------------
            (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  312/726-2600
                                                     ------------

This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K filed by Sara Lee Corporation with the Commission on August 21, 2001.

Item 2. Acquisition or Disposition of Assets.

     On August 7, 2001, the initial offering period for the tender offer by Sara Lee Corporation, a Maryland corporation ("Sara Lee"), through its wholly owned subsidiary, SLC Acquisition Corp., a Delaware corporation, for all of the outstanding shares of common stock of The Earthgrains Company, a Delaware corporation ("Earthgrains"), for $40.25 in cash per share, expired. The tender offer was made pursuant to an Agreement and Plan of Merger, by and among Sara Lee, SLC Acquisition Corp. and Earthgrains, dated as of June 29, 2001 (the "Merger Agreement"). A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report. The details of the tender offer were disclosed in a Tender Offer Statement on Schedule TO, filed with the Securities and Exchange Commission on July 3, 2001 and subsequently amended. On August 8, 2001, SLC Acquisition Corp. accepted all validly tendered shares and commenced a subsequent offering period to acquire any remaining shares of Earthgrains common stock. The subsequent offering period expired on August 13, 2001. SLC Acquisition Corp. acquired a total of 44,094,209 shares of Earthgrains common stock, representing approximately 94% of the outstanding shares, pursuant to the tender offer.

     On August 14, 2001, Sara Lee completed a short-form merger of SLC Acquisition Corp. with and into Earthgrains. As a result of the merger, all remaining stockholders of Earthgrains will receive the $40.25 per share in cash, without interest, other than stockholders who properly exercise dissenters' rights under applicable state law.

     The initial funding of the Earthgrains acquisition was completed with cash on hand and short-term debt, a portion of which Sara Lee intends to refinance on a long-term basis. In connection with the acquisition, Sara Lee entered into the 364-day Competitive Advance and Revolving Credit Facility Agreement dated as of August 8, 2001, among Sara Lee, the Lenders party thereto and The Chase Manhattan Bank, as administrative agent, and the 364-day Bridge Competitive Advance and Revolving Credit Facility Agreement dated as of August 8, 2001, among Sara Lee, the Lenders party thereto and The Chase Manhattan Bank, as administrative agent. A copy of each of these credit facilities is filed as Exhibits 10.1 and 10.2 to this Current Report.

     Earthgrains is an international manufacturer, distributor and consumer marketer of packaged fresh bread and baked goods and refrigerated dough products. Sara Lee currently intends to devote the Earthgrains assets to the continuation of the business operations of Earthgrains, substantially as they were conducted prior to the completion of the merger.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial statements of businesses acquired.

                            THE EARTHGRAINS COMPANY
                     Condensed Consolidated Balance Sheets
                                 (In millions)



                                                 June 19,   March 27,
                                                   2001       2001
                                                 --------   --------
Assets                                           (Unaudited)
Current assets:
  Cash and cash equivalents                      $   17.4    $   18.1
  Accounts receivable, net of allowance
   for doubtful accounts of $2.7 and $2.9,
   respectively                                     280.7       254.4
  Inventories                                        99.3        94.7
  Deferred income taxes and other                    79.0        82.8
                                                 --------    --------
    Total current assets                            476.4       450.0

Goodwill, net                                       885.0       894.8
Plant and equipment, net                            861.5       873.8
Other assets, net                                    34.7        37.3
                                                 --------    --------
    Total assets                                 $2,257.6    $2,255.9
                                                 ========    ========

Liabilities and Shareholders' Equity
Current liabilities:
  Current maturities of long-term debt           $    7.9    $    7.9
  Accounts payable                                  169.9       166.3
  Accrued salaries, wages and benefits               83.1        79.8
  Accrual for restructuring and consolidation         3.2         6.2
  Other current liabilities                          79.7        67.3
                                                 --------    --------
    Total current liabilities                       343.8       327.5

Postretirement benefits                             103.1       103.8
Long-term debt                                      948.8       970.5
Deferred income taxes                               102.8       102.8
Other noncurrent liabilities                         83.8        82.8
Commitments and contingencies                          --          --
Minority interest-mandatorily redeemable
 preferred stock of subsidiary                       10.0        10.0
Shareholders' equity
  Common stock                                        0.4         0.4
  Additional paid-in capital                        636.2       633.4
  Retained earnings                                 140.7       128.7
  Unearned ESOP shares                               (6.5)       (7.0)
  Treasury stock                                    (41.3)      (41.3)
  Unearned portion of restricted stock               (3.6)       (4.0)
  Accumulated other comprehensive income            (60.6)      (51.7)
                                                 --------    --------
    Shareholders' equity                            665.3       658.5
                                                 --------    --------
     Total liabilities and shareholders'
     equity                                      $2,257.6    $2,255.9
                                                 ========    ========

FN:
See accompanying Notes to Condensed Consolidated Financial Statements.

                            THE EARTHGRAINS COMPANY
                 Condensed Consolidated Statements of Earnings
                      (In millions except per share data)
                                  (Unaudited)


                                                  For the 12-week period ended
                                                 ------------------------------
                                                    June 19,        June 20,
                                                      2001            2000
                                                    --------        --------
Net sales                                            $611.1          $599.6

Cost of products sold                                 323.7           319.8
                                                     ------          ------

Gross profit                                          287.4           279.8

Marketing, distribution and administrative
expenses                                              245.8           244.8
                                                     ------          ------

Operating income                                       41.6            35.0

Other income and expenses:
 Interest expense                                     (17.5)          (15.8)
 Other income, net                                      0.7
                                                     ------          ------

Income before income taxes                             24.8            19.2

Provision for income taxes                             10.3             8.1
Minority interest expense                              (0.1)           (0.2)
                                                     ------          ------

Net income                                           $ 14.4          $ 10.9
                                                     ======          ======
Earnings per share:
 Basic
  Net earnings                                       $ 0.35          $ 0.27
                                                     ======          ======
  Weighted average shares outstanding                  41.3            40.4
                                                     ======          ======

 Diluted
  Net earnings                                       $ 0.34          $ 0.27
                                                     ======          ======
  Weighted average shares outstanding                  42.5            41.1
                                                     ======          ======


FN:
See accompanying Notes to Condensed Consolidated Financial Statements.

                            THE EARTHGRAINS COMPANY
                Condensed Consolidated Statements of Cash Flows
                                 (In millions)
                                  (Unaudited)



                                              For the 12-week
                                               period ended
                                            -------------------
                                            June 19,    June 20,
                                              2001        2000
                                            --------    --------
Cash flows from operating activities:
  Net income                                  $ 14.4    $ 10.9
  Adjustments to reconcile earnings to
   net cash flow provided by operations:
      Depreciation and amortization             33.0      34.2
      Deferred income taxes                      0.1       6.0
      (Gain) on disposal of fixed assets        (0.2)     (0.1)
      (Increase) in noncash working capital    (16.4)    (39.7)
      Other, net                                11.4      (0.6)
                                              ------    ------
    Net cash flow from operations               42.3      10.7
                                              ------    ------

Cash flows from investing activities:
  Capital expenditures                         (20.1)    (20.7)
  Acquisitions, net of cash acquired              --      (8.8)
  Other, net                                     0.7       0.4
                                              ------    ------
    Net cash used by investing
     activities                                (19.4)    (29.1)
                                              ------    ------

Cash flows from financing activities:
  Net (payments on) proceeds from
   borrowings                                  (21.7)     15.2

  Dividends to shareholders                     (2.4)     (2.1)
  Purchases of treasury stock                     --      (1.3)
  Other                                          1.2       0.1
                                              ------    ------
    Net cash (used by) provided by
     financing activities                      (22.9)    (11.9)
                                              ------    ------

Effect of exchange rate changes on cash         (0.7)       --
Net (decrease) in cash and cash
 equivalents                                    (0.7)     (6.5)
Cash and cash equivalents, beginning of
 period                                         18.1      19.9
                                              ------    ------
Cash and cash equivalents, end of period      $ 17.4    $ 13.4
                                              ======    ======

FN:
See accompanying Notes to Condensed Consolidated Financial Statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)

----------------------------------------------------

Note 1 - In the opinion of Earthgrains, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial statements pursuant to the applicable SEC rules and guidelines pertaining to interim financial information. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report to Shareholders for the year ended March 27, 2001.

Note 2 - Inventories are carried at the lower of cost or market. Cost is determined under the first-in, first-out method.

    Total inventories consisted of the following:

                       June 19,   March 27,
                         2001       2001
                       --------   --------

    Raw materials       $ 69.7     $ 67.5
    Finished goods        29.6       27.2
                        ------     ------

                        $ 99.3     $ 94.7
                        ======     ======

Note 3 - Earthgrains has recorded various provisions for restructuring and consolidation in conjunction with the closing of domestic bakeries and restructuring operations in Spain to increase efficiencies and streamline operations. Reserves have also been established in conjunction with certain acquisitions for restructuring related to the acquired company's operations. In accordance with generally accepted accounting principles, the acquisition-related reserves were recorded as an increase to goodwill and no provision was recorded.

  No such provisions or additional reserves were recorded during the current quarter. The reserve balance at June 19, 2001, is comprised primarily of $1.8 million in cash costs, primarily severance, yet to be paid and $1.4 million in noncash charges. A reconciliation of activity with respect to Earthgrains' restructuring and consolidation since fiscal year 2001 is as follows:

  Ending balance, March 27, 2001           $ 6.2
  Cash payments associated with severance   (0.8)
  Noncash asset write-offs                  (2.2)
                                           -----
  Ending balance, June 19, 2001            $ 3.2
                                           =====

Note 4 - Long-term debt is comprised of the following:

                                     June 19, 2001  March 27, 2001
                                     -------------  --------------

     Commercial Paper                       $257.2          $229.0
     Notes Payable, 6.5%, due
       2009                                  148.1           148.0
     Notes Payable, 8.375%,
       due 2003                              297.2           296.9
     Notes Payable, 8.5%,
       due 2005                              245.8           245.5
     Revolving Credit Facilities,
       due 2001                                 --            50.0
     Other                                     8.4             9.0
                                            ------          ------
                                             956.7           978.4
     Less current portion                      7.9             7.9
                                            ------          ------
                                            $948.8          $970.5
                                            ======          ======

  The commercial paper borrowings were at a weighted average interest rate of 5.0% during the current quarter, compared with 6.4% for the first quarter of fiscal 2001. The revolving credit facilities, due 2001, have been terminated by Earthgrains in June 2001 and July 2001. Borrowings outstanding under the commercial paper program are classified as noncurrent because they are supported by $450 million in committed lines of credit due in September 2002. As of June 19, 2001, $200 million of securities under a shelf registration statement filed with the SEC in 2000 remain unissued. Based on outstanding debt, commercial paper, and letters of credit, approximately $220 million was available for incremental borrowings under the existing $500 million in committed lines of credit at June 19, 2001.

Note 5 - Earnings per share are based on the weighted average number of shares of Earthgrains common stock outstanding for the periods presented. The difference in the weighted average shares outstanding used in the basic and dilutive earnings per share calculations represents the assumed conversion of stock options and restricted stock awards.

Note 6 - On March 28, 2001, Earthgrains implemented on a prospective basis, Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138 (collectively, the Statement.) This Statement requires all derivatives to be recognized in the statement of financial position at fair value, with changes in the fair value of derivative instruments to be recorded in current earnings or deferred in other comprehensive income, depending on whether a derivative is designated as and is effective as a hedge and on the type of hedging transaction. Earthgrains' transition adjustment upon adoption of this Statement was immaterial. In the ordinary course of business, Earthgrains is exposed to commodity price risks relating to the acquisition of raw materials and supplies and interest rate risks relating to debt. Authorized individuals within Earthgrains may utilize derivative financial instruments, including (but not limited to) future contracts, option contracts, forward contracts and swaps, to manage certain of these exposures by hedging when it is practical to do so. The terms of such instruments, and the hedging transactions to which they relate, generally do not exceed 12 months. Earthgrains uses commodity futures contracts with the objective of reducing commodity price risks related to future raw material requirements for commodities such as corn, wheat and soy oil. Commodity price risks arise from price volatility due to factors such as weather conditions, government regulations, economic climate and other unforeseen circumstances. Earthgrains is not permitted to engage in speculative or leveraged transactions and will not hold or issue financial instruments for trading purposes. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction. Earnings impacts for all designated hedges are recorded in the Consolidated Statement of Earnings generally on the same line item as the gain or loss on the item being hedged. For a cash flow hedge of an anticipated transaction, the ineffective portion of the change in fair value of the derivative is recorded in earnings as incurred, whereas the effective portion is deferred in accumulated other comprehensive income in the Consolidated Balance Sheet until the transaction is realized, at which time any deferred hedging gains or losses are recorded in earnings.
During the quarter ended June 19, 2001, hedging activities were immaterial, consisting of only cash flow hedges of anticipated ingredient purchases. See
Note 7 for the related effect on comprehensive income.

Note 7 - Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) requires that noncash changes in shareholders' equity be combined with net income and reported as "comprehensive income." Earthgrains has elected to report comprehensive income in its Statement of Shareholders' Equity. Other comprehensive income for Earthgrains relates to foreign currency translation adjustments and cash flow derivative hedging instruments. For the 12-week periods ended June 19, 2001 and June 20, 2000, comprehensive income was $4.9 million and a negative $2.4 million, respectively.

Note 8 - The business segments of Earthgrains are Bakery Products, which consists of the U.S. Bakery Products division and the European Bakery Products division, and Refrigerated Dough Products, which consists of the U.S. Refrigerated Dough Products division and the European Refrigerated Dough Products division. There have been no changes to the basis of segmentation or to the basis of measurement as presented in the 2001 Annual Report to Shareholders. Its business segment information through the first quarter of fiscal 2002 and 2001 is summarized below (in millions):

                                   12-week period ended
                                  ----------------------
                                   June 19,    June 20,
Income Statement Information:        2001        2000
                                   --------    --------

  Net Sales
      Bakery Products                $546.3      $541.2
      Refrigerated Dough
       Products                        64.8        58.4
                                     ------      ------
      Total                          $611.1      $599.6
                                     ------      ------

  Operating Income
      Bakery Products                $ 35.4      $ 32.8
      Refrigerated Dough
       Products                         8.9         4.9
      Corporate (a)                    (2.7)       (2.7)
                                     ------      ------
      Total                          $ 41.6      $ 35.0
                                     ------      ------

  Depreciation & Amortization
      Bakery Products                $ 26.8      $ 27.7
      Refrigerated Dough
       Products                         3.5         3.8
      Corporate (a)                     2.7         2.7
                                     ------      ------
      Total                          $ 33.0      $ 34.2
                                     ------      ------

Balance Sheet Information:

   Capital Expenditures
      Bakery Products                $ 17.8      $ 17.8
      Refrigerated Dough
       Products                         2.3         2.9
                                     ------      ------
      Total                          $ 20.1      $ 20.7
                                     ------      ------

FN:
(a) Amounts represent purchase accounting valuation in conjunction with the acquisition of Earthgrains by Anheuser-Busch Companies, Inc., in 1982 and the related depreciation and amortization thereon.

Note 9 - In May 2000, the EITF reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives." This consensus establishes requirements for the recognition and presentation of sales incentives, such as coupons, rebates and other discounts. In April 2001, the EITF reached a consensus to defer the effective date of this issue.

  In September 2000, the EITF released Issue No. 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." EITF Issue No. 00-25 addresses when consideration from a vendor to a retailer (a) in connection with the retailer's purchase of the vendor's products or (b) to promote sales of the vendor's products by the retailer, should be classified in the vendor's income statement as a reduction of revenue. In April 2001, a consensus was reached on this issue. The guidance under Issue No. 00-14 and Issue No. 00-25 is effective for Earthgrains' fourth quarter of fiscal year 2002. The impact of Issue No. 00-14 is not expected to have a significant impact on their financial position or results of operations or have a material effect on its financial statement reporting. Earthgrains has not completed its evaluation of the effect of Issue No. 00-25.

In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These statements eliminate the amortization of purchased goodwill and instead require an annual review of goodwill and intangibles for impairment or when a change or event occurs that indicates goodwill may be impaired. The statement is effective for Earthgrains' fiscal 2003 reporting. Earthgrains expects an annual favorable impact to net income of approximately $24 million upon adoption. The impact for the current quarter would have been a $5.6 million increase to net income. However, Earthgrains continues to evaluate the total impact of the adoption of these Statements on its financial statements and financial reporting.


Subsequent Event

Note 10 - On July 2, 2001, Earthgrains announced that it has entered into a merger agreement under which Sara Lee Corporation would buy Earthgrains for $40.25 per share of common stock and would assume Earthgrains' debt. The acquisition is subject to receipt of a majority of the Earthgrains shares in the tender offer and subject to approval of antitrust authorities. As of July 31, 61% of the shares had been tendered through the tender offer. The transaction is expected to be completed during the month of August.

CONSOLIDATED BALANCE SHEETS
THE EARTHGRAINS COMPANY

============================================================================================
                                                                   MARCH 27,       MARCH 28,
(IN MILLIONS, EXCEPT SHARE DATA)                                        2001            2000
--------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                        $    18.1      $     19.9
  Accounts receivable, net                                             254.4           261.3
  Inventories, net                                                      94.7            91.5
  Deferred income taxes                                                 50.7            67.1
  Other current assets                                                  32.1            41.5
--------------------------------------------------------------------------------------------
    Total current assets                                               450.0           481.3

Goodwill, net                                                          894.8           900.0
Plant and equipment, net                                               873.8           915.8
Other assets                                                            37.3            42.4
--------------------------------------------------------------------------------------------
    Total assets                                                   $ 2,255.9      $  2,339.5
============================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt                             $     7.9      $    442.1
  Accounts payable                                                     166.3           177.9
  Accrued salaries, wages and benefits                                  79.8            83.3
  Accrual for restructuring and consolidation                            6.2            17.0
  Other current liabilities                                             67.3           107.7
--------------------------------------------------------------------------------------------
    Total current liabilities                                          327.5           828.0

Postretirement benefits                                                103.8           104.1
Long-term debt                                                         970.5           562.3
Deferred income taxes                                                  102.8           117.6
Other noncurrent liabilities                                            82.8            62.6
Commitments and contingencies                                             --              --

Minority interest-redeemable preferred stock of subsidiary              10.0            10.0

Shareholders' equity:
  Common stock, $.01 par value, 150,000,000 authorized, 44,431,293,
    and 43,936,881 shares issued in 2001 and 2000, respectively          0.4             0.4
  Additional paid-in capital                                           633.4           621.6
  Retained earnings                                                    128.7           125.8
  Unearned ESOP shares                                                  (7.0)          (11.0)
  Treasury stock                                                       (41.3)          (35.8)
  Unearned portion of restricted stock                                  (4.0)           (1.6)
  Accumulated other comprehensive income                               (51.7)          (44.5)
--------------------------------------------------------------------------------------------
    Total shareholders' equity                                         658.5           654.9
--------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                     $ 2,255.9      $  2,339.5
============================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EARNINGS
THE EARTHGRAINS COMPANY

================================================================================================
                                                               FOR THE FISCAL YEARS ENDED
                                                       -----------------------------------------
                                                       MARCH 27,       MARCH 28,       MARCH 30,
(IN MILLIONS, EXCEPT PER-SHARE DATA)                        2001            2000            1999
------------------------------------------------------------------------------------------------
Net sales                                              $ 2,582.1       $ 2,039.3       $ 1,925.2
Cost of products sold                                    1,407.7         1,122.5         1,092.4
------------------------------------------------------------------------------------------------
Gross profit                                             1,174.4           916.8           832.8
Marketing, distribution and administrative expenses      1,060.0           804.4           731.6
Provision for restructuring and consolidation               11.5             2.3            28.0
------------------------------------------------------------------------------------------------
Operating income                                           102.9           110.1            73.2
Other income and expenses:
  Interest (expense)                                       (76.8)          (26.5)          (19.5)
  Other income, net                                          3.5             4.3             6.2
------------------------------------------------------------------------------------------------
Income before income taxes                                  29.6            87.9            59.9
Provision for income taxes                                  16.4            32.8            21.9
Minority interest expense                                   (0.8)           (0.6)             --
------------------------------------------------------------------------------------------------
Net income                                             $    12.4       $    54.5       $    38.0
================================================================================================


Earnings per share:
  Basic
   Net earnings per share                              $    0.30       $    1.34       $    0.93
================================================================================================
   Weighted average shares outstanding                      40.7            40.6            40.7
================================================================================================
  Diluted
   Net earnings per share                              $    0.30       $    1.30       $    0.89
================================================================================================
   Weighted average shares outstanding                      41.7            41.9            42.7
================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
THE EARTHGRAINS COMPANY

================================================================================================================
                                                                               FOR THE FISCAL YEARS ENDED
                                                                        ----------------------------------------
                                                                        MARCH 27,      MARCH 28,      MARCH 30,
(IN MILLIONS)                                                                2001           2000           1999
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                            $    12.4      $    54.5      $    38.0
  Adjustments to reconcile earnings to
    net cash flow provided by operations:
      Depreciation                                                          112.9           89.9           82.6
      Amortization                                                           39.3           26.3           19.8
      Deferred income taxes                                                  11.2           13.7           (2.0)
      Provision for restructuring and consolidation
        ($11.5 million, less cash payments of $2.5 million in 2001;
        $2.3 million, less cash payments of $1.0 million in 2000;
        $28.0 million, less cash payments of $2.8 million in 1999)            9.0            1.3           25.2
      (Gain) on disposal of fixed assets                                     (1.4)          (0.7)          (5.6)
      (Increase) in noncash working capital                                 (28.2)         (54.0)         (18.9)
      Other, net                                                              9.8          (24.1)          (8.9)
----------------------------------------------------------------------------------------------------------------
      Net cash flow from operations                                         165.0          106.9          130.2
----------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Capital expenditures                                                      (96.7)         (94.1)         (86.5)
  Acquisitions, net of cash acquired                                        (32.1)        (655.2)        (169.7)
  Proceeds from sale of property/business                                     7.0            7.4           40.7
  Other                                                                      (1.5)            --             --
----------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                                (123.3)        (741.9)        (215.5)
----------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Net (payments on borrowings) increase in revolving credit facility       (566.9)         483.2           90.1
  Issuance of long-term debt                                                538.0          150.0            9.9
  Principal payments on long-term debt, including current maturities           --           (4.1)          (0.9)
  Dividends to shareholders                                                  (9.5)          (7.8)          (6.0)
  Purchases of treasury stock                                                (3.3)         (15.4)         (13.4)
  Proceeds from issuance of preferred stock of subsidiary                      --             --           10.0
  Other                                                                       2.7            1.6            3.3
----------------------------------------------------------------------------------------------------------------
      Net cash (used by) provided by financing activities                   (39.0)         607.5           93.0
----------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                                      (4.5)          (5.7)           1.7
Net (decrease) increase in cash and cash equivalents                         (1.8)         (33.2)           9.4
Cash and cash equivalents, beginning of year                                 19.9           53.1           43.7
----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                  $    18.1      $    19.9      $    53.1
================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
THE EARTHGRAINS COMPANY

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     ACCUM.
                                                                                                                      OTHER
                                        COMMON STOCK     ADDITIONAL               UNEARNED               UNEARNED    COMPRE-
                                   --------------------    PAID-IN     RETAINED       ESOP  TREASURY   RESTRICTED    HENSIVE
(IN MILLIONS, EXCEPT SHARE DATA)     SHARES     AMOUNT      CAPITAL    EARNINGS     SHARES     STOCK        STOCK     INCOME   TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance March 31, 1998              21,498,864    $0.2      $608.1      $ 47.1      $(14.1)   $ (7.0)    $ (3.3)   $(24.4)   $606.6
Comprehensive income:
         Net income                                                       38.0                                                 38.0
         Other comprehensive
          income, translation
            adjustments                                                                                               3.6       3.6
-----------------------------------------------------------------------------------------------------------------------------------
         Comprehensive income                                             38.0                                        3.6      41.6
Dividends ($.145 per share)                                               (6.0)                                                (6.0)
Two-for-one stock split             21,498,864     0.2        (0.2)                                                              --
Shares issued under stock plan
 and related tax benefits              405,086                 5.7                                                              5.7
Amortization of restricted stock                                                                            0.9                 0.9
Shares allocated under ESOP                                    2.8                     1.1                                      3.9
Purchases of treasury stock           (557,700)                                                (13.4)                         (13.4)
Other                                    6,737                 0.2                                         (0.1)                0.1
-----------------------------------------------------------------------------------------------------------------------------------
Balance March 30, 1999              42,851,851     0.4       616.6        79.1       (13.0)    (20.4)      (2.5)    (20.8)    639.4
Comprehensive income:
         Net income                                                       54.5                                                 54.5
         Other comprehensive
          income, translation
            adjustments                                                                                             (23.7)    (23.7)
-----------------------------------------------------------------------------------------------------------------------------------
         Comprehensive income                                             54.5                                      (23.7)     30.8
Dividends ($.19 per share)                                                (7.8)                                                (7.8)
Shares issued under stock plan
 and related tax benefits              190,130                 2.4                                                              2.4
Amortization of restricted stock                                                                            0.9                 0.9
Purchases of treasury stock           (722,300)                                                (15.4)                         (15.4)
Shares allocated under ESOP                                    2.8                     2.0                                      4.8
Other                                                         (0.2)                                                            (0.2)
-----------------------------------------------------------------------------------------------------------------------------------
Balance March 28, 2000              42,319,681     0.4       621.6       125.8       (11.0)    (35.8)      (1.6)    (44.5)    654.9
Comprehensive income:
         Net income                                                       12.4                                                 12.4
         Other comprehensive
          income, translation
            adjustments                                                                                              (7.2)     (7.2)
-----------------------------------------------------------------------------------------------------------------------------------
         Comprehensive income                                             12.4                                       (7.2)      5.2
Dividends ($.23 per share)                                                (9.5)                                                (9.5)
Shares issued under stock plans
 and related tax benefits              376,822                 8.4                     1.2      (2.2)      (3.9)                3.5
Amortization of restricted stock                                                                            1.5                 1.5
Purchases of treasury stock           (186,100)                                                 (3.3)                          (3.3)
Shares allocated under ESOP                                    3.4                     2.8                                      6.2
-----------------------------------------------------------------------------------------------------------------------------------
Balance March 27, 2001              42,510,403    $0.4      $633.4      $128.7      $ (7.0)   $(41.3)    $ (4.0)   $(51.7)   $658.5
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY


1    SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND POLICIES

This summary of Earthgrains' significant accounting principles and policies is presented to assist in evaluating Earthgrains' financial statements included in this report. These principles and policies conform to generally accepted accounting principles and are applied on a consistent basis among years.

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include Earthgrains and all its subsidiaries. All significant intercompany transactions are eliminated.

FISCAL YEAR END

Earthgrains has a 52- or 53-week year, with its fiscal year end being the last Tuesday in March. The following table summarizes the periods covered in each of the three fiscal years presented in these financial statements and footnotes thereto unless otherwise stated:

============================================================================
FISCAL YEAR                PERIOD COVERED
----------------------------------------------------------------------------
2001                       52-week period ended March 27, 2001
2000                       52-week period ended March 28, 2000
1999                       52-week period ended March 30, 1999

FOREIGN CURRENCY TRANSLATION

The local currency of Earthgrains' foreign operations is considered the functional currency. Financial statements of the foreign operations are translated using exchange rates in effect at period end for assets and liabilities, and average exchange rates during the period for results of operations. Adjustments resulting from foreign currency transactions are recognized in income, whereas adjustments resulting from the translation of financial statements are reflected within accumulated other comprehensive income in shareholders' equity.

REVENUE RECOGNITION

Revenue is recognized upon shipment to and acceptance by the customer. Discounts to customers are netted against sales. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized.

GOODWILL

Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization at March 27, 2001, and March 28, 2000, was $124.6 million and $99.8 million, respectively. $105.5 million of the goodwill balance at March 27, 2001, relates to the acquisition of Earthgrains by Anheuser-Busch in 1982.

SUPPLY AGREEMENTS

Cash payments made in conjunction with long-term supply agreements with customers are capitalized as other assets and amortized over the term of the respective agreement. Such amortization is reflected in marketing, distribution and administrative expenses in the Consolidated Statements of Earnings.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and temporary investments purchased with an initial maturity of three months or less.

INVENTORIES AND PRODUCTION COSTS

Inventories are valued at the lower of cost or market. Cost is determined under the first-in, first-out method. Inventories include the cost of materials, direct labor and manufacturing overhead. Obsolete or unsalable inventories are reflected at their estimated realizable values. Earthgrains uses commodity futures and option contracts to hedge certain of its commodity purchases as considered necessary to reduce the inherent risk associated with market-price fluctuations. Such contracts are accounted for as hedges; and accordingly, gains and losses on hedges of future commodity purchases are recognized as a component of inventory in the same period as the related purchase transaction. For any contracts that expire or are terminated, any related gains or losses are recognized in income or expense during the same period. The effect of any realized or deferred gains or losses is immaterial to the financial position or results of operations of Earthgrains.

PLANT AND EQUIPMENT

Plant and equipment is carried at cost and includes expenditures for new facilities and expenditures that substantially increase the useful lives of existing facilities. Maintenance, repairs and minor renewals are expensed as incurred. When plant and equipment is retired or otherwise disposed, the related cost and accumulated depreciation are eliminated and any gain or loss on disposition is reflected in income or expense.

     Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, resulting in depreciation rates on buildings ranging from 2-10 percent and on machinery and equipment ranging from 5-25 percent.

     In conjunction with the acquisition of Earthgrains by Anheuser-Busch in 1982, a portion of the purchase price was associated with reflecting the property, plant and equipment (buildings) at fair value through purchase accounting. Additionally, the effect of the adoption of Statement of Financial Accounting Standards No. 109 (SFAS 109) in fiscal 1992 was applied to these assets. The remaining unamortized purchase price assigned to fixed assets amounted to $185.0 million, with related deferred tax liabilities of $70.8 million, at March 27, 2001.

CAPITALIZATION OF INTEREST

Interest relating to the cost of acquiring certain fixed assets is capitalized. The capitalized interest is included as part of the cost of the related asset and is amortized over its estimated useful life. Such amounts capitalized were not material for any year presented.

INCOME TAXES

The provision for income taxes is based on the income and expense amounts as reported in the Consolidated Statements of Earnings. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting in accordance with the requirements of SFAS 109.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT
RISK

Earthgrains is a party to certain financial instruments with off-balance-sheet risk incurred in the normal course of business. These financial instruments include forward and option contracts designated as hedges. Derivative financial instruments are used solely as hedges to manage existing risks or exposure. Earthgrains' exposure to credit loss in the event of non-performance by the counterparties to these financial instruments (either individually or in the aggregate) is not material to the financial condition or results of operations of Earthgrains.

     Derivative financial instruments, which are used by Earthgrains in the management of commodity exposures, are accounted for on an accrual basis. Income and expense are recognized in the same category as that of the related asset or liability. The fair value of derivative instruments is determined based on the estimated amounts Earthgrains would receive or pay to terminate the contracts.

     In fiscal 1998, Earthgrains entered into a forward-starting interest rate swap transaction, in order to hedge its future borrowing costs for an anticipated 10-year fixed rate debt issuance. Through this swap transaction, Earthgrains was obligated at a future date, up to one year, to make payments based upon a fixed rate while receiving a LIBOR-based floating rate during a 10-year term. This interest rate swap agreement was terminated in conjunction with the debt issuance on April 20, 1999. The loss of $2.3 million on the termination of this swap is reflected as a discount on the notes and amortized to interest expense over their 10-year term.

     In May 2000, Earthgrains entered into three separate, similar four-month forward-starting interest rate swap transactions totaling $400 million, for anticipated three-year, five-year, and 10-year debt issuances. Concurrent with the fixed-rate debt issuances on July 25, 2000, such swap transactions were terminated. The $7.8 million loss on these swap agreements is being recognized as an adjustment to interest expense on the underlying notes over their respective three-year and five-year terms.

     Earthgrains does not have a material concentration of accounts receivable or credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As of March 27, 2001 and March 28, 2000, the fair value of long-term debt was $984.6 million and $984.0 million respectively. The fair value of long-term debt was estimated based on the quoted market values for the same or similar debt issues, or rates currently available for debt with similar terms.

RESEARCH AND DEVELOPMENT, AND ADVERTISING AND PROMOTIONAL COSTS

Research and development, and advertising and promotional costs are expensed in the year in which these costs are incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

Earthgrains reviews long-lived assets and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Earthgrains performs undiscounted cash-flow analyses to determine whether an impairment exists. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business.

SYSTEMS DEVELOPMENT COSTS

Earthgrains capitalizes certain systems development costs as required in accordance with established criteria. Amounts capitalized are amortized over a five-year period. In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement requires that certain internal and external costs associated with the purchase and/or development of internal use software be capitalized rather than expensed. Earthgrains adopted this statement as of the beginning of fiscal year 1999. Such adoption did not have a material impact on Earthgrains' financial position or results of operations.

EARNINGS PER SHARE

Earnings per share are based on the weighted average number of shares of common stock outstanding during the year. The difference in the weighted average shares outstanding used in the basic and dilutive earnings-per-share calculations represents the assumed conversion of stock options and restricted stock awards. The number of shares from such assumed conversion were 1.0 million, 1.3 million and 2.0 million shares in fiscal 2001, 2000 and 1999, respectively.

STOCK-BASED COMPENSATION

Earthgrains accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, Earthgrains does not recognize compensation expense for options granted, because options are only granted at a price equal to market value on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY


In 1996, Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation" became effective, which prescribes recognition of compensation expense based upon the fair value of the options at the date of grant. However, SFAS 123 allows companies to continue to apply APB 25 and disclose pro forma effects of the fair value method. See Note 7 for additional discussion and pro forma disclosures as if the fair value method had been utilized.

COMPREHENSIVE INCOME

Comprehensive income represents net income plus certain items that are charged directly to stockholders' equity. Other comprehensive income for Earthgrains relates only to foreign currency translation adjustments.

USE OF ESTIMATES

In conformity with generally accepted accounting principles, the preparation of financial statements requires Earthgrains' management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on their knowledge of current events and the actions that they may undertake in the future, they may ultimately differ from actual results.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." This Statement established accounting and reporting standards for derivative instruments, requiring recognition of the fair value of all derivatives as assets or liabilities on the balance sheet. SFAS 133 will become effective for fiscal 2002 financial reporting. Based upon a review of the provisions of this standard, Earthgrains' existing derivative positions qualify for hedge accounting treatment under SFAS
133. Accordingly, Earthgrains expects to record a net-of-tax cumulative effect adjustment to other comprehensive income to recognize all instruments that will be designated as cash flow hedges at fair value. Earthgrains believes that the adoption will not have a significant impact on its results of operations or financial position.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," which provides guidance on the application of existing revenue recognition rules for transactions that existing rules do not specifically address. In June 2000, the SEC issued SAB No. 101B, which delayed the effective date of SAB No. 101, making it applicable for Earthgrains' fourth quarter of fiscal year 2001. The implementation did not have a material impact on Earthgrains' consolidated financial statements.

     In the third calendar quarter of fiscal 2000, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on Issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The consensus establishes requirements for the classification and disclosure of shipping and handling costs incurred and those costs billed. The required reclassification did not have a material impact on Earthgrains' consolidated financial statements. Approximately $484.5 million, $344.1 million and $305.0 million of shipping and handling costs are included in marketing, distribution and administrative expenses in the Consolidated Statements of Earnings for fiscal 2001, 2000, and 1999, respectively.

     In May 2000, the EITF reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives." This consensus establishes requirements for the recognition and presentation of sales incentives such as coupons, rebates and other discounts. In April 2001, the EITF reached a consensus to defer the effective date of this issue.

     In September 2000, the EITF released Issue No. 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." EITF Issue No. 00-25 addresses when consideration from a vendor to a retailer (a) in connection with the retailer's purchase of the vendor's products or (b) to promote sales of the vendor's products by the retailer should be classified in the vendor's income statement as a reduction of revenue. In April 2001, a consensus was reached on this issue. The guidance under Issue No. 00-14 and Issue No. 00-25 is effective for Earthgrains' fourth quarter of fiscal year 2002. The impact of Issue No. 00-14 is not expected to have a significant impact on its financial position or results of operations or have a material effect on its financial statement reporting. Earthgrains has not completed its evaluation of the effect of Issue No. 00-25.

     The FASB is in the final stages of issuing a new statement, "Business Combinations and Intangible Assets -- Accounting for Goodwill," which would eliminate the amortization of purchased goodwill and instead require an annual review of goodwill and intangibles for impairment or when a change or event occurs that indicates goodwill may be impaired. If this new standard is issued prior to Earthgrains' required SEC filing for the upcoming first quarter of fiscal 2002, it would permit early adoption for Earthgrains. Accordingly, pending issuance of the new statement under the current provisions provided in the existing related Exposure Draft, Earthgrains plans to adopt the new statement for reporting its first quarter of fiscal 2002 results. Earthgrains expects an annual, favorable impact to net income of approximately $24 million upon adoption for fiscal 2002.

2    ACQUISITIONS

On January 1, 2001, Earthgrains' European Bakery unit acquired the assets of Ortiz, the toasted bread business of Nutrexpa, S.A. Ortiz, which produces toasted bread through one plant in Vergel, Spain, with annual sales of approximately $12.0 million, makes Earthgrains the market leader in toasted bread products in Spain. The cash transaction is being funded through cash flows of the local existing Spanish operations and has been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition.

     Effective June 30, 1999, Earthgrains acquired the stock of Patrick Raulet, S.A., a leading producer of refrigerated dough products in Dole, France. This acquisition complements Earthgrains' existing European Refrigerated Dough Products business, making it the largest refrigerated dough supplier in France. This acquisition was funded through the cash flows of the local existing operations. Effective March 18, 2000, Earthgrains acquired the stock of Metz Baking Company for $625 million. Metz, which currently operates 20 bread and specialty bakeries, added major markets and brands in the upper Midwest. The acquisition was initially financed through new and existing committed credit facilities and commercial paper. In July 2000, three- and five-year notes were issued to refinance a portion of the original borrowings. Both acquisitions were purchased for cash and have been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the respective dates of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. $494.6 million in excess costs over assets acquired as of March 27, 2001 relates to the Metz acquisition. Had these purchases taken place on April 1, 1998, unaudited pro forma consolidated net sales would have been $2,601.3 million and $2,467.2 million for fiscal years 2000 and 1999, respectively. Consolidated net earnings and earnings per diluted share would have been $35.7 million and $0.85 per share in fiscal 2000 and $19.7 million and $0.46 per share in fiscal 1999.

     On August 3, 1998, Earthgrains acquired the assets of Societe De Concept en Produits Agro-Alimentaires, S.A., which owns Chevalier Servant, S.A., of Vittel, France. Chevalier Servant, a refrigerated- and frozen-dough producer, has been combined with Earthgrains' existing French-based refrigerated dough operations. On August 19, 1998, Earthgrains acquired the assets of Palmetto Baking Company of Orangeburg, S.C., and Tatum Bakeries of Birmingham, Ala., from Southern Bakeries, Inc. Palmetto produces Sunbeam(R) and Country Hearth(R) brand bread, buns and rolls in South Carolina and eastern Georgia. Tatum produces specialty rolls for sale to other wholesale bakers. Effective October 5, 1998, Earthgrains completed the transaction with Interstate Bakeries Corporation to exchange assets of Earthgrains' My Bread Baking Co. in New Bedford, Mass., for those of IBC's Holsum Bakery in Grand Junction, Colo., plus a cash payment from IBC. The exchange, which added new brands and contiguous sales territory in western Colorado, did not significantly affect financial results. On March 25, 1999, it completed the acquisition of Reposteria Martinez Group of Santander, Spain. Reposteria Martinez Group is a producer of fresh-baked sweet goods and with this acquisition, Earthgrains became the branded market leader in the retail sweet-good segments of cake and morning goods in Spain.

     All of these acquisitions were purchased for cash and have been accounted for using the purchase method. Accordingly, the results of operations are reflected in the Consolidated Statement of Earnings from the date of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair market value, and the excess costs over net tangible assets are being amortized over 40 years. Had these purchases taken place on April 1, 1998, unaudited pro forma consolidated net sales would have been $2,035.0 million for fiscal year 1999. Consolidated net earnings and earnings per share would not have been significantly different from the amounts reflected in the accompanying financial statements.

     On July 22, 1998, Earthgrains entered into a multi-year agreement to supply store-brand fresh bread and bakery products to Kroger Food Stores in Texas and Louisiana. Earthgrains services this contract through its existing bakeries in Dallas and Houston. On September 21, 1998, Earthgrains entered into a multi-year agreement to supply store-brand fresh bread, buns and rolls to Lucky Stores, Inc., in northern California. Earthgrains services this contract through its existing bakeries in Oakland and Sacramento. Cash payments made in conjunction with long-term supply agreements with customers are capitalized as other assets and amortized over the term of the respective agreement.

     Pro forma data do not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and such data are not intended to be a projection of future results.

3    PROVISIONS FOR RESTRUCTURING AND CONSOLIDATION

Earthgrains has recorded various provisions for restructuring and consolidation in conjunction with closing domestic bakeries and restructuring operations in Spain in order to increase efficiencies and streamline operations. Reserves have also been established in conjunction with certain acquisitions for restructuring related to the acquiree's operations. In accordance with generally accepted accounting principles, the acquisition-related reserves were recorded as an increase to goodwill and no provision was recorded.

     During fiscal 2001, an $11.5 million pretax restructuring charge was recorded for costs associated with closing bakeries in Des Moines, Iowa and Louisville, Kentucky. Additionally, the Rockford, Illinois bakery was also closed, which was acquired as part of Metz Baking Company. Costs associated with the Rockford closing are being charged against additional acquisition-related reserves of $2.6 million and no provision was recorded. These provisions and reserves include costs of reflecting certain fixed assets at net realizable value less cost of disposal, employee severance benefits, and other related closing costs that do not benefit future periods.

     In fiscal 2000, Earthgrains recorded a provision of $2.3 million in conjunction with closing one bakery. During fiscal 1999, provisions totaling $28.0 million were recorded in conjunction with closing three domestic bakeries, severance costs associated with the creation of a centralized Financial Shared Services Center in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY


St. Louis, and for the restructuring of existing operations in Spain related to the fourth quarter acquisition of Reposteria Martinez Group. These provisions reflect costs of writing off certain fixed assets, employee severance benefits, and other related closing costs. In the case of plant closings, production was transferred to other facilities.

     Costs for the respective-year provisions are categorized as follows (in millions):

==========================================================================
FISCAL YEAR                                       2001      2000      1999
--------------------------------------------------------------------------

Noncash asset write-offs                         $ 8.0     $ 0.8     $ 3.0
Other, primarily severance                         3.5       1.5      25.0
--------------------------------------------------------------------------
                                                 $11.5     $ 2.3     $28.0
==========================================================================

     Additionally, reserves have been established in conjunction with certain acquisitions in prior years for restructuring related to the acquiree's operations. During fiscal 1999, reserves totaling $7.2 million were recorded primarily for severance relative to the Chevalier Servant and Reposteria Martinez Group acquisitions. During fiscal 2000, reserves of $0.3 million and $3.5 million were established in conjunction with the Patrick Raulet and Metz acquisitions, respectively. Both reserves were for severance. In accordance with generally accepted accounting principles, these acquisition-related reserves were recorded as an increase to goodwill and no provision was recorded. At March 27, 2001, $2.6 million of the reserve balance is comprised of cash charges to be incurred, primarily severance; the remaining $3.6 million is comprised of noncash charges.

     A reconciliation of activity with respect to Earthgrains' restructuring and consolidation is as follows (in millions):

===========================================================================

Ending balance, March 31, 1998                                       $  6.1
Provision, 1999                                                        28.0
Acquisition-related reserves                                            7.2
Noncash asset write-offs                                               (2.0)
Cash payments associated with severance                                (5.8)
Other miscellaneous items, net                                         (1.1)
---------------------------------------------------------------------------
Ending balance, March 30, 1999                                         32.4
Provision, 2000                                                         2.3
Acquisition-related reserves                                            3.8
Noncash asset write-offs                                               (1.8)
Cash payments associated with severance                               (19.2)
Other miscellaneous items, net                                         (0.5)
---------------------------------------------------------------------------
Ending balance, March 28, 2000                                         17.0
Provision, 2001                                                        11.5
Acquisition-related reserves                                            2.6
Noncash asset write-offs                                              (10.2)
Cash payments associated with severance                               (14.3)
Other miscellaneous items, net                                         (0.4)
---------------------------------------------------------------------------
ENDING BALANCE, MARCH 27, 2001                                       $  6.2
===========================================================================


4    LONG-TERM DEBT

Long-term debt is as follows (in millions):

==========================================================================
                                                     MARCH 27,    MARCH 28,
                                                         2001         2000
--------------------------------------------------------------------------

Commercial Paper, 5.7% and 6.2%
  wtd. avg., respectively                               $229.0   $  259.1
Revolving Credit Facility due 2000                          --       25.0
Revolving Credit Facility due 2001                          --      568.0
Revolving Credit Facilities due 2001                      50.0         --
Notes Payable, 6.5%, due 2009                            148.0      150.0
Notes Payable, 8.375%, due 2003                          296.9         --
Notes Payable, 8.5%, due 2005                            245.5         --
Euro Revolving Credit Facility
  due 2004                                                 7.4         --
Industrial Development Bonds,
  9.5%, due 2001                                           1.5        1.5
Other                                                      0.1        0.8
-------------------------------------------------------------------------
                                                         978.4    1,004.4
Less current portion                                       7.9      442.1
-------------------------------------------------------------------------
                                                        $970.5   $  562.3
=========================================================================

     The aggregate maturities on long-term debt are $50.0 million, $229.0 million, $307.4 million, and $250.0 million in fiscal years 2002, 2003, 2004 and 2006, respectively.

     On April 20, 1999, Earthgrains issued $150 million of 10-year 6.5 percent fixed-rate senior debentures under a $250 million shelf registration statement filed with the SEC. Proceeds from the offering were used to repay a portion of the borrowings under Earthgrains' existing $450 million revolving credit facility.

     Beginning in July 1999, Earthgrains initiated a $400 million commercial paper program to refinance the remaining borrowings under the revolving credit facilities and to provide short-term financing for its working capital and operating requirements.

     In conjunction with the acquisition of Metz Baking Company in March 2000, Earthgrains secured a $600 million committed revolving credit facility, due in March 2001, to initially finance the transaction. Concurrently, Earthgrains initiated an incremental $600 million commercial paper program to refinance any borrowings under the new revolving credit facility.

     On July 25, 2000, Earthgrains issued $300 million in three-year, 8.375 percent fixed-rate Notes due 2003 and $250 million in five-year, 8.5 percent fixed-rate Notes due 2005 from the $750 million shelf registration statement filed with the SEC, which became effective in April 2000. Proceeds from these notes, which were issued at a discount, were used to repay a portion of the outstanding commercial paper borrowings. As of March 27, 2001, $200 million of securities under this shelf registration remain unissued. The $100 million of unissued securities under the shelf registration statement filed with the SEC in 1999 have been canceled. In conjunction with the fixed rate debt issuance, the $600 million revolving credit facility was reduced to $50 million and the $400 million in forward starting interest rate swaps, entered into in May 2000, were terminated. The $7.8 million loss on these swap agreements is being recognized as an adjustment to interest expense over the term of the underlying notes. The remaining $50 million in commitments under the $600 million revolving credit facility was terminated by Earthgrains in October 2000. At March 27, 2001, $50 million was outstanding under Earthgrains' $500 million in committed lines of credit.

     Borrowings outstanding under the commercial paper program and the $50 million under the credit line at March 27, 2001, are classified as noncurrent as they are supported by $450 million in committed lines of credit due in September 2002. The commercial paper borrowings were at weighted average interest rates of
6.6 percent during fiscal 2001 compared to 5.9 percent for fiscal 2000. Maturities of the commercial paper issued during the year generally were less than 90 days, with an average maturity of 29 days at March 27, 2001. Additionally, Earthgrains has a 10 million committed Euro revolving credit facility, due 2004, for Earthgrains' French subsidiary, EuroDough, and a 27 million Euro revolving credit facility, due 2004, for operations in Spain, to finance Earthgrains' foreign business requirements.

     As of March 27, 2001, $26.6 million in letters of credit were also outstanding under the revolving credit facility, principally related to self-insurance requirements. Based on outstanding debt, commercial paper and letters of credit, approximately $200 million was available for incremental borrowings under the existing $500 million in committed lines of credit at March 27, 2001. All credit facilities contain customary covenants, including maintenance of interest coverage and debt-to-total capitalization ratios plus certain other restrictions.

5    RETIREMENT BENEFITS
     PENSION PLANS

For fiscal 2001, salaried employees from the Metz acquisition were included in Earthgrains' salaried pension plan. The Metz Bargaining Unit Plan, also assumed from the acquisition, is maintained as a separate plan and is included in the disclosures below. During fiscal 2000, Earthgrains adopted a nonunion hourly pension plan to provide benefit coverage for new nonunion hourly employees from acquired companies. Net pension expense for single-employer defined benefit plans was comprised of the following for the three fiscal years (in millions):

============================================================================
FISCAL YEAR                                         2001      2000      1999
----------------------------------------------------------------------------

Service cost (benefits
  earned during the year)                          $ 7.8     $ 6.2     $ 4.4
Interest cost on projected
  benefit obligation                                 4.9       1.9       1.4
Expected return on assets                           (5.9)     (2.0)     (1.0)
Amortization of actuarial gains,
  prior service cost, and the
  excess of market value of plan
  assets over projected benefit
  obligation at January 1, 1986                      1.1       1.2       1.0
----------------------------------------------------------------------------
Net pension expense                                $ 7.9     $ 7.3     $ 5.8
============================================================================

     The key actuarial assumptions used in determining pension expense for single-employer defined benefit plans were as follows for each of the three fiscal years:

============================================================================
FISCAL YEAR                                         2001      2000      1999
----------------------------------------------------------------------------

Discount rate                                        7.5%      7.0%     7.25%
Long-term rate of return
  on plan assets                                    10.0%     10.0%     10.0%
Weighted-average rate of
  compensation increase                              4.5%      4.5%      4.5%
============================================================================

     The actual (loss) gain on pension assets was $(0.9) million in fiscal 2001, $2.6 million in fiscal 2000, and $1.1 million in fiscal 1999.

     The following tables set forth a reconciliation of funded status to pension liability of all company single-employer defined benefit plans for the two years ended (in millions):

===============================================================================
                                                          MARCH 27,   MARCH 28,
                                                              2001        2000
-------------------------------------------------------------------------------

Funded status -- Plan assets (less than)
  projected benefit obligation (PBO)                         $(14.4)      $(5.6)
Unamortized excess of market value
  of plan assets over PBO
  at January 1, 1986, being
  amortized over 15 years                                      (0.4)       (0.4)
Unrecognized net actuarial loss                                 7.6         1.0
Unrecognized prior service costs                                4.2         4.9
-------------------------------------------------------------------------------
Accrued pension liability                                    $ (3.0)      $(0.1)
===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY

     The assumptions used in determining the funded status of these plans were as follows:

==============================================================================
                                                             2001         2000
------------------------------------------------------------------------------

Discount rate                                                 7.5%         7.5%
Weighted-average rate of
 compensation increase                                        4.5%         4.5%
==============================================================================

     The following tables summarize the change in the projected benefit obligation and the change in fair market value of plan assets for all company single-employer defined benefit pension plans for the years ended (in millions):

CHANGE IN PROJECTED BENEFIT OBLIGATION (PBO):

===============================================================================
                                                           MARCH 27,   MARCH 28,
                                                               2001        2000
-------------------------------------------------------------------------------

PBO, beginning of year                                        $66.8       $27.0
Service cost                                                    7.8         6.2
Interest cost                                                   4.9         1.9
Acquisitions                                                     --        32.7
Plan amendments                                                 0.4         0.7
Actuarial (gain)                                               (0.2)       (0.9)
Benefits paid                                                  (2.1)       (0.8)
-------------------------------------------------------------------------------
PBO, end of year                                              $77.6       $66.8
===============================================================================

CHANGE IN PLAN ASSETS (CONSISTING PRIMARILY OF CORPORATE EQUITY SECURITIES AND PUBLICLY TRADED BONDS):

===============================================================================
                                                           MARCH 27,   MARCH 28,
                                                               2001        2000
-------------------------------------------------------------------------------

Fair market value, beginning of year                          $60.9       $14.7
Actual return on plan assets                                   (0.7)        2.6
Acquisitions                                                     --        34.3
Employer contributions                                          5.1        10.1
Benefits paid                                                  (2.1)       (0.8)
-------------------------------------------------------------------------------
Fair market value, end of year                                $63.2       $60.9
===============================================================================

     The amounts listed as acquisitions in the preceding tables, reflect the projected benefit obligation and related pension assets from the Metz acquisition.

     Contributions to multiple and multi-employer plans in which Earthgrains participates are determined in accordance with the provisions of negotiated labor contracts. Contributions to these plans were $32.3 million, $24.3 million, and $24.9 million for fiscal 2001, 2000, and 1999, respectively.

POSTRETIREMENT BENEFITS

Earthgrains provides certain health care and life insurance benefits to eligible retired employees. Salaried and certain bargaining unit employees generally become eligible for retiree health care benefits after reaching age 55 with 15 years of service.

     The following table sets forth the accumulated postretirement benefit obligation (APBO) and the total postretirement benefit liability for all single-employer defined benefit plans in Earthgrains' Consolidated Balance Sheets as of (in millions):


==============================================================================
                                                           MARCH 27,  MARCH 28,
                                                               2001       2000
------------------------------------------------------------------------------

Accumulated postretirement
  benefit obligation (APBO)                                  $ 86.0     $ 68.9
Unrecognized prior service benefits                            25.3       30.2
Unrecognized net actuarial gains                                2.7       14.3
------------------------------------------------------------------------------
Total postretirement benefit liabilities                     $114.0     $113.4
==============================================================================

     As of March 27, 2001, and March 28, 2000, $103.8 million and $104.1 million of this obligation was classified as a long-term liability, respectively, and $10.2 million and $9.3 million was classified in other current liabilities, respectively. The following tables summarize the change in the accumulated postretirement benefit obligation for the years ended (in millions):

CHANGE IN ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION (APBO):

==============================================================================
                                                          MARCH 27,   MARCH 28,
                                                              2001        2000
------------------------------------------------------------------------------

APBO, beginning of year                                     $ 68.9       $72.0
Service cost                                                   3.8         3.0
Interest cost                                                  5.8         5.0
Acquisitions                                                   6.6          --
Actuarial loss (gain)                                         10.9        (1.8)
Benefits paid                                                (10.0)       (9.3)
------------------------------------------------------------------------------
APBO, end of year                                           $ 86.0       $68.9
==============================================================================

     The amount listed as acquisitions in the preceding table, reflects the accumulated postretirement benefit obligation from the Metz acquisition.

     Net periodic postretirement benefits expense for single-employer defined benefit plans for the following periods was comprised of the following (in millions):

==============================================================================
FISCAL YEAR                                               2001    2000    1999
------------------------------------------------------------------------------

Service cost (benefits attributed
  to service during the year)                            $ 3.8   $ 3.0   $ 3.4
Interest cost on accumulated
  postretirement benefit obligation                        5.8     5.0     6.1
Amortization of prior service benefit                     (4.9)   (4.9)   (4.9)
Amortization of actuarial gain                            (0.7)   (1.0)   (0.8)
------------------------------------------------------------------------------
Net periodic postretirement
  benefits expense                                       $ 4.0   $ 2.1   $ 3.8
==============================================================================

     In measuring the APBO, the pre-Medicare medical indemnity costs were assumed to increase 7.67 percent for fiscal year 2001, decreasing by 1/3 percent per year to an ultimate rate of 4.0 percent in fiscal year 2012. The post-Medicare medical indemnity costs were assumed to increase 9.5 percent for fiscal year 2001, decreasing by 0.5 percent per year to an ultimate rate of 4.0 percent in fiscal year 2012. The Medicare Risk HMO medical costs were assumed to increase 5.75 percent in fiscal year 2001, decreasing by 0.25 percent per year to an ultimate rate of 4.0 percent in fiscal year 2008. The indemnity medical trend rate combining pre- and post-Medicare costs for fiscal 1999 was assumed to be 8.5 percent; the Medicare HMO medical trend rate was at an assumed
4.0 percent.

     The weighted average discount rate used in determining the APBO was 8.0 percent at March 27, 2001, and at March 28, 2000.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):


==================================================================
                                             TREND +1%    TREND -1%
------------------------------------------------------------------

Effect on total of service and
  interest cost components for 2001              $1.0        $(1.0)
Effect on year-end 2001
  postretirement benefit obligation              $7.3        $(6.3)
==================================================================


6    EMPLOYEE STOCK OWNERSHIP PLAN

Substantially all domestic regular salaried and hourly employees are eligible for participation in the company-sponsored Employee Stock Ownership Plan (ESOP) that became effective July 1, 1996. The ESOP borrowed $16.8 million from Earthgrains for a term of 10 years at an interest rate of 8.0 percent and used the proceeds to buy 2,052,456 shares of common stock from Earthgrains. ESOP shares are being allocated to participants over the 10-year period, as contributions are made to the plan. At March 27, 2001, 1,198,472 shares have been allocated to participants.

     The ESOP cash contributions and ESOP expense accrued during the plan year are determined by several factors, including the market price and number of shares allocated to participants, ESOP debt service, dividends on unallocated shares and Earthgrains' 401(k) matching contribution. Over the 10-year life of the ESOP, total expense recognized will equal the total cash contributions made by Earthgrains.

     The ESOP is based on a June 30 plan year with cash contributions made monthly. Cash contributions and dividends on unallocated ESOP shares for fiscal 2001, 2000, and 1999 were $5.1 million and $0.3 million, $2.6 million and $0.3 million, and $1.4 million and $0.2 million, respectively.

7    STOCK OPTIONS AND RESTRICTED STOCK

The 1996 Incentive Plan, as amended, authorizes the issuance of up to 7,834,850 shares of Earthgrains Common Stock pursuant to the grant of restricted stock and the exercise of incentive stock options, nonqualified stock options and stock appreciation rights. Grants under the 1996 Incentive Plan are made at the market price on the date of the grant. Options granted pursuant to the 1996 Incentive Plan vest over a three-year period from the date of grant and, once vested, are generally exercisable over 10 years from the anniversary of the grant date. The plan also provides for the granting of stock appreciation rights (SARs) in tandem with stock options. The exercise of a SAR cancels the related option and the exercise of an option cancels the related SAR. At March 27, 2001, there were no SARs outstanding under the plan.

     Under the 1996 Incentive Plan, 666,204 restricted shares of Earthgrains Common Stock were issued to certain officers of Earthgrains in fiscal 1997. This restricted share award vests one-half each after 54 and 66 months following the date of the award. Accordingly, one-half of the shares under this award vested and were issued in October 2000. The remaining half of the award will vest in October 2001. During fiscal 2001, 207,900 additional restricted shares of common stock were issued to certain officers of Earthgrains. This restricted share award vests 5 years from the date of the award. Compensation cost is recognized over the vesting period.

     Earthgrains applies Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Accordingly, because the grant price equals the market price on the date of grant, no compensation expense is recognized for stock option grants. Had compensation cost for Earthgrains' stock options been determined based upon the fair value at the grant date consistent with the methodology prescribed under FAS 123, Earthgrains' net income and earnings per share for the years ended March 27, 2001, March 28, 2000, and March 30, 1999, would have been affected as follows (in millions except shares, per grant and per share amounts):

==================================================================
FISCAL YEAR                                     2001   2000   1999
------------------------------------------------------------------

Reported net income                            $12.4  $54.5  $38.0
Pro forma net income                           $ 8.1  $50.5  $35.1
Reported earnings per diluted share            $0.30  $1.30  $0.89
Pro forma earnings per diluted share           $0.19  $1.21  $0.82
==================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY


     The weighted-average fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

=============================================================
                                        2001     2000     1999
--------------------------------------------------------------

Risk-free interest rate                  6.1%     6.2%     6.1%
Expected life of option               5 Yrs.   5 Yrs.   4 Yrs.
Expected volatility of
  Earthgrains stock                       38%      36%      34%
Expected dividend yield on
  Earthgrains stock                     1.12%    1.33%    0.75%
==============================================================

     The weighted-average fair value of options granted during 2001, 2000, and 1999 is as follows:

==========================================================================
                                                  2001      2000      1999
--------------------------------------------------------------------------

Fair value of options granted                 $   7.29  $   6.07  $   7.19
Number of options granted                      493,950   668,715   681,928
Total fair value of all options granted       $    3.6  $    4.1  $    4.9
==========================================================================

     In accordance with FAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model in accord with assumptions noted above. In actuality, because employee stock options do not trade on a secondary exchange, employees receive no benefit and derive no value from holding stock options under these plans without an increase in the market price of Earthgrains stock. Such an increase in stock price would benefit all stockholders.

     The following table summarizes the stock option transactions under the Earthgrains 1996 Incentive Plan:

===============================================================
                                       WTD. AVG.
                       OPTION           EXERCISE        OPTIONS
                       SHARES              PRICE    EXERCISABLE
---------------------------------------------------------------

Outstanding,
   March 31, 1998      3,447,620        $11.33          977,750
      Granted            681,928        $22.41
      Exercised          405,086        $ 8.43
      Cancelled           38,608        $15.10
---------------------------------------------------------------
Outstanding,
   March 30, 1999      3,685,854        $13.66        1,001,309
      Granted            668,715        $16.14
      Exercised          190,130        $ 8.67
      Cancelled           94,401        $20.12
---------------------------------------------------------------
Outstanding,
   March 28, 2000      4,070,038        $14.15        2,833,452
      Granted            493,950        $18.75
      Exercised          309,444        $10.02
      Cancelled           75,995        $20.12
---------------------------------------------------------------
Outstanding,

   March 27, 2001      4,178,549        $14.91        3,076,618
===============================================================


     The following table summarizes information for options currently outstanding at March 27, 2001:

================================================================
                              OPTIONS OUTSTANDING
----------------------------------------------------------------
                                       WTD. AVG.       WTD. AVG.
RANGE                                  REMAINING        EXERCISE
OF PRICES                 NUMBER            LIFE           PRICE
----------------------------------------------------------------

$ 7.65-13.06           1,991,312         5.4 YRS.         $ 9.72
$14.46-14.63              58,450         9.0 YRS.          14.62
$15.59-15.72             603,174         8.8 YRS.          15.72
$17.50-20.41             422,100         9.4 YRS.          19.30
$21.34-25.28           1,103,513         7.6 YRS.          22.15
----------------------------------------------------------------
$ 7.65-25.28           4,178,549         6.9 YRS.         $14.91
================================================================


      At March 27, 2001, 1,678,190 shares of Earthgrains Common Stock were available for future awards under the 1996 Incentive Plan. The plan provides for acceleration of exercisability of outstanding options and the vesting of restricted shares upon the occurrence of certain events relating to a change of control, merger, sale of assets or liquidation of Earthgrains.

8    CAPITAL AND PREFERRED STOCK

7,834,850 shares are authorized for issuance under the amended 1996 Stock Incentive Plan. Of those shares, 666,204 were issued as restricted share grants to certain Earthgrains Officers in fiscal 1997. 2,052,456 shares were authorized for the Employee Stock Ownership Plan, activated on July 1, 1996, of which 1,198,472 shares have been allocated to participants. 19,200 shares have been granted as restricted shares and 22,601 shares issued as compensation to members of the Board of Directors. During fiscal 2001, 207,900 additional shares were issued as a restricted share grant to certain officers of Earthgrains.

     1,803,300 shares have been repurchased into the treasury under Earthgrains' stock repurchase program. Approximately 1.7 million remaining shares are authorized for repurchase as of March 27, 2001. 42,510,403 shares of Earthgrains Common Stock were issued and outstanding as of March 27, 2001.

     All share and per-share amounts have been adjusted to reflect the two-for-one common stock splits effective July 20, 1998 and July 28, 1997.

     During March 1999, Earthgrains sold $10.0 million of mandatorily redeemable preferred stock in a wholly owned subsidiary of Earthgrains. This preferred stock is presented as a Minority Interest between long-term debt and shareholders' equity. Earthgrains authorized and issued 10,000 shares of preferred stock, which at any time on or after March 1, 2006, all (but not less than all) of the shares may be redeemed at the option of Earthgrains, at the redemption price of $1,000 per share. On March 1, 2019, Earthgrains shall redeem all of the then-outstanding shares at the redemption price. During fiscal year 2000, Earthgrains began paying dividends on this preferred stock at a LIBOR-based variable interest rate. Such dividends were recorded as Minority Interest Expense below the income tax provision line.

9    INCOME TAXES

The provision for income taxes consists of the following amounts for the periods ended (in millions):


==========================================================
FISCAL YEAR                           2001    2000    1999
----------------------------------------------------------

Current tax (benefit) provision:
 Federal                             $(0.5)  $16.1   $20.1
 State and foreign                     5.7     3.0     3.8
----------------------------------------------------------
                                       5.2    19.1    23.9
----------------------------------------------------------
Deferred tax provision (benefit):
 Federal                               7.6     8.6     3.1
 State and foreign                     3.6     5.1    (5.1)
----------------------------------------------------------
                                      11.2    13.7    (2.0)
----------------------------------------------------------
Provision for income taxes           $16.4   $32.8   $21.9
==========================================================

     The deferred tax assets and deferred tax liabilities as of the end of each period are comprised of the following (in millions):

=============================================================
                                        MARCH 27,   MARCH 28,
                                             2001        2000
-------------------------------------------------------------

Deferred tax liabilities:
  Depreciation and
    property differences                  $ 163.7     $ 164.9
  Deferred systems development costs          5.4         7.0
  Pension plan                                0.9         1.4
  Other                                       8.1        18.1
-------------------------------------------------------------
  Deferred tax liabilities                  178.1       191.4
-------------------------------------------------------------
Deferred tax assets:
  Postretirement benefits other
    than pensions                           (39.8)      (39.6)
  Self-insurance reserves                   (21.3)      (23.7)
  Reserve for restructuring and
    consolidation                            (2.7)      (14.9)
  Accrued liabilities                       (17.8)      (20.9)
  Deductible goodwill                        (3.2)       (4.3)
  NOLs and tax credit carryforwards         (29.5)      (23.6)
  Other                                     (11.7)      (13.9)
-------------------------------------------------------------
  Deferred tax (assets)                    (126.0)     (140.9)
-------------------------------------------------------------
  Net deferred tax liabilities            $  52.1     $  50.5
=============================================================

     The NOLs and tax credit carryforwards expire beginning in fiscal 2008 through 2019.

     A reconciliation between the statutory rate and the effective rate is presented below:


=================================================================
                                             2001    2000    1999
-----------------------------------------------------------------

Tax at statutory rate                       $10.1   $30.5   $21.0
State income taxes,
  net of federal benefit                      0.6     0.7     1.0
Amortization of goodwill                      7.5     3.4     3.0
Foreign tax credits and other                (2.3)   (2.4)   (1.5)
Benefit management program                     --      --    (2.0)
Other, net                                    0.5     0.6     0.4
-----------------------------------------------------------------
Provision for income taxes                  $16.4   $32.8   $21.9
=================================================================


10   CASH FLOWS

Supplemental information with respect to the Consolidated Statements of Cash Flows for each of the periods is presented below (in millions):


=============================================================
FISCAL YEAR                            2001     2000     1999
-------------------------------------------------------------

Interest paid, net of
  capitalized interest               $ 71.5   $ 23.2   $ 19.2
Income taxes (refunded) paid, net      (0.9)    25.1     34.0
-------------------------------------------------------------
Changes in noncash working
  capital, net of effect
  of acquisitions:
Decrease (increase) in
  noncash current assets:
        Accounts receivable, net        5.3    (35.5)    (9.2)
        Inventories, net               (3.9)     3.2     (1.9)
        Other current assets            9.3     (8.0)     8.2
Increase (decrease) in
  current liabilities:
        Accounts payable              (11.9)     9.1    (21.2)
        Accrued salaries,
              wages and benefits       (3.7)     2.7     (2.9)
        Accrual for restructuring
              and consolidation       (10.9)   (18.7)    (3.0)
        Other current liabilities     (12.4)    (6.8)    11.1
-------------------------------------------------------------
(Increase) in noncash
  working capital                    $(28.2)  $(54.0)  $(18.9)
=============================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY

11   COMMITMENTS AND CONTINGENCIES

Earthgrains and certain of its subsidiaries are involved in certain claims and legal proceedings in which monetary damages and other relief are sought. These proceedings, arising in the normal course of business, are in varying stages and may proceed for protracted periods of time.

     Although it is impossible to predict the outcome of any legal proceeding, Earthgrains believes that it has meritorious defenses or insurance coverage to meet the proceedings pending against it and that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of Earthgrains.

     The operations of Earthgrains, like those of similar businesses, are subject to various Federal, State and Local laws and regulations with respect to environmental matters, including air and water quality, underground fuel storage tanks, and other regulations intended to protect public health and the environment. Earthgrains has been identified as a potentially responsible party ("PRP") at certain locations under the Comprehensive Environmental Responses, Compensation and Liability Act, and Earthgrains may be required to share in the cost of cleanup with respect to one material site. In June 2000, Earthgrains received a request from the Environmental Protection Agency (EPA) for information pertaining to the Earthgrains' refrigerant handling practices. Earthgrains is cooperating with the EPA in connection with such request. Although it is difficult to quantify with certainty the financial impact of actions related to environmental matters, based on the information currently available it is Earthgrains' management's opinion that the ultimate liability arising from such matters, taking into consideration established reserves, should not have a material effect on the Earthgrains' results of operations or financial position.

     Future rental commitments under noncancelable operating leases in effect as of the end of fiscal year 2001 were (in millions): 2002 - $22.5; 2003 - $18.5; 2004 - $15.3; 2005 - $12.5; 2006 - $9.9; thereafter -$29.1.

     Total rental expense for all operating leases was $28.9 million, $18.7 million, and $16.8 million in fiscal 2001, 2000, and 1999, respectively.

12   BUSINESS SEGMENTS

The business segments of Earthgrains are Bakery Products, which consists of the U.S. Bakery Products division and the European Bakery Products division, and Refrigerated Dough Products, which contains the U.S. Refrigerated Dough Products division and the European Refrigerated Dough Products division. Summarized below is Earthgrains' business segment information for 2001, 2000, and 1999 (in millions):

===================================================================
FISCAL YEAR                             2001       2000       1999
-------------------------------------------------------------------
INCOME STATEMENT INFORMATION
NET SALES
  Bakery Products                   $2,274.4   $1,745.0   $1,632.7
  Refrigerated Dough Products          307.7      294.3      292.5
-------------------------------------------------------------------
  Total                             $2,582.1   $2,039.3   $1,925.2
===================================================================

DEPRECIATION & AMORTIZATION
  Bakery Products                   $  124.0   $   88.1   $   77.8
  Refrigerated Dough Products           16.6       16.5       13.0
  Corporate(a)                          11.6       11.6       11.6
-------------------------------------------------------------------
  Total                             $  152.2   $  116.2   $  102.4
===================================================================

OPERATING INCOME(b)
  Bakery Products                   $   66.1   $   80.9   $   48.8
  Refrigerated Dough Products           48.4       40.8       36.0
  Corporate(a)                         (11.6)     (11.6)     (11.6)
-------------------------------------------------------------------
  Total                             $  102.9   $  110.1   $   73.2
===================================================================

BALANCE SHEET INFORMATION
TOTAL ASSETS
     Bakery Products                $1,782.0   $1,839.6   $1,111.5
     Refrigerated Dough Products       183.5      194.2      162.8
     Corporate(a)                      290.4      305.7      317.3
-------------------------------------------------------------------
     Total                          $2,255.9   $2,339.5   $1,591.6
===================================================================

CAPITAL EXPENDITURES
     Bakery Products                $   84.3   $   76.7   $   71.1
     Refrigerated Dough Products        12.4       17.4       15.4
-------------------------------------------------------------------
     Total                          $   96.7   $   94.1   $   86.5
===================================================================

(a) Amounts represent purchase accounting valuation in conjunction with the acquisition of Earthgrains by Anheuser-Busch Companies, Inc. in 1982 and the related depreciation and organization thereon.

(b) 2001 operating income was reduced by the $8.5 million pretax accounts receivable write-off and the $11.5 million pretax provision for restructuring and consolidation. 2000 operating income was reduced by the $5.4 million pretax write-off related to a customer bankruptcy filing and the $2.3 million pretax provision for restructuring and consolidation. 1999 operating income was reduced by the $28.0 million pretax provision for restructuring and consolidation. All amounts related to the Bakery Products segment.

13   GEOGRAPHIC INFORMATION

Earthgrains operates in the United States and Europe. The foreign information below is comprised primarily of its' operations in Spain.


=============================================================
(IN MILLIONS)                   2001        2000        1999
-------------------------------------------------------------

NET SALES
  Domestic                  $2,205.3    $1,638.9    $1,611.1
  Foreign                      376.8       400.4       314.1
-------------------------------------------------------------
  Consolidated Total        $2,582.1    $2,039.3    $1,925.2
=============================================================

OPERATING INCOME (LOSS)
  Domestic                  $   74.2(a) $   87.6(b) $   79.2
  Foreign                       28.7        22.5        (6.0)
-------------------------------------------------------------
  Consolidated Total        $  102.9    $  110.1    $   73.2(c)
=============================================================

IDENTIFIABLE ASSETS
  Domestic                  $1,078.9    $1,128.4    $  852.5
  Foreign                      282.2       311.1       339.3
-------------------------------------------------------------
  Consolidated Total        $1,361.1    $1,439.5    $1,191.8
=============================================================

(a) 2001 operating income was reduced by the $8.5 million pretax accounts receivable write-off and the $11.5 million pretax provision for restructuring and consolidation.
(b) 2000 operating income was reduced by the $5.4 million pretax write-off related to a customer bankruptcy filing and the $2.3 million pretax provision for restructuring and consolidation.
(c) 1999 operating income was reduced by the $28.0 million pretax provision for restructuring and consolidation, $19.6 million of which related to foreign operations.


14   SUPPLEMENTAL BALANCE SHEET
     INFORMATION

=========================================================================
                                                    MARCH 27,  MARCH 28,
(IN MILLIONS)                                            2001       2000
-------------------------------------------------------------------------
Receivables:
  Trade                                              $  257.3   $  265.1
  Allowance for doubtful accounts                        (2.9)      (3.8)
-------------------------------------------------------------------------
                                                     $  254.4   $  261.3
=========================================================================

Inventories:
  Raw materials                                      $   67.5   $   68.3
  Finished goods                                         27.2       23.2
-------------------------------------------------------------------------
                                                     $   94.7   $   91.5
=========================================================================

Plant and equipment:
  Land                                               $   71.8   $   76.0
  Buildings                                             513.5      508.9
  Machinery and equipment                             1,055.1    1,000.2
  Construction in progress                               28.6       43.5
-------------------------------------------------------------------------
                                                      1,669.0    1,628.6
  Less accumulated depreciation                        (795.2)    (712.8)
-------------------------------------------------------------------------
                                                     $  873.8   $  915.8
=========================================================================

Accrued salaries, wages and benefits:
  Accrued payroll                                    $   31.2   $   29.1
  Accrued vacation                                       23.6       27.1
  Accrued group benefits                                 25.0       27.1
-------------------------------------------------------------------------
                                                     $   79.8   $   83.3
=========================================================================

Other current liabilities:
  Current portion of
    self-insurance reserves                          $   21.5   $   24.9
  Accrued taxes, other than
    income taxes                                         10.6       15.2
  Other items                                            35.2       67.6
-------------------------------------------------------------------------
                                                     $   67.3   $  107.7
=========================================================================

Other noncurrent liabilities:
  Self-insurance reserves                            $   30.5   $   32.6
  Environmental reserves                                 13.1       10.1
  Other items                                            39.2       19.9
-------------------------------------------------------------------------
                                                     $   82.8   $   62.6
=========================================================================


=========================================================================
FISCAL YEAR                                  2001       2000        1999
-------------------------------------------------------------------------

Allowance for doubtful accounts
  Balance, beginning of period           $    3.8    $   5.6    $    6.2
  Provision charged to expense               10.9        7.4         0.9
  Acquisition-related additions                --        1.6          --
  Write-offs, less recoveries               (11.8)     (10.8)       (1.5)
-------------------------------------------------------------------------
Balance, end of period                   $    2.9    $   3.8    $    5.6
=========================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE EARTHGRAINS COMPANY



15   QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for each of the fiscal years appear below (each quarter represents a period of twelve weeks except for the December quarter, which includes sixteen weeks):


=========================================================================================================
                                             SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
                                         ----------------------------------------------------------------
                                            JUNE       SEPTEMBER      DECEMBER        MARCH      FISCAL
(IN MILLIONS, EXCEPT PER SHARE DATA)     QUARTER         QUARTER       QUARTER      QUARTER        YEAR
-------------------------------------------------- ------------------------------------------------------
FISCAL 2001
Net sales                                $599.6        $603.2         $782.1        $597.2       $2,582.1
Gross profit                              279.8         277.6          344.9         272.1        1,174.4
Net income (loss)                          10.9           8.9 (a)      (13.0) (b)      5.6           12.4
Basic earnings per share:
Net earnings per share                   $ 0.27        $ 0.22 (a)     $(0.32) (b)   $ 0.14       $   0.30 (c)
=========================================================================================================
Diluted earnings per share:
Net earnings per share                   $ 0.27        $ 0.21 (a)     $(0.32) (b)   $ 0.13       $   0.30 (c)
=========================================================================================================

FISCAL 2000
Net sales                                $449.6        $469.4         $642.8        $477.5       $2,039.3
Gross profit                              202.1         208.9          286.8         219.0          916.8
Net income                                 12.5          15.7           18.7  (d)      7.6  (e)      54.5
Basic earnings per share:
Net earnings per share                   $ 0.31        $ 0.39         $ 0.46  (d)   $ 0.19  (e)  $   1.34 (c)
=========================================================================================================
Diluted earnings per share:
Net earnings per share                   $ 0.30        $ 0.37         $ 0.45  (d)   $ 0.18  (e)  $   1.30
=========================================================================================================

(a) Quarter's results include an estimated $7.3 million pretax or $0.13 per share impact from the strike.
(b) Quarter's results include an $11.5 million pretax provision for restructuring and consolidation, an $8.5 million pretax accounts receivable write-off and an estimated $24.0 million pretax or $0.37 per share impact from the strike.
(c) Earnings per share is computed independently for each of the periods presented, therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Quarter's results include a $2.3 million pretax provision for restructuring and consolidation.
(e) Quarter's results include a $5.4 million pretax accounts receivable write-off related to a customer bankruptcy filing.



16   QUARTERLY COMMON STOCK PRICE (UNAUDITED)
     RANGES AND DIVIDENDS

The Earthgrains Company common stock is listed and traded on the New York Stock Exchange under the ticker symbol "EGR." The table below presents the high and low market for the stock and per-share cash dividend information for each quarter of fiscal 2001 and 2000.

==========================================================================================================================
                                                      FISCAL 2001                                FISCAL 2000
                                      -------------------------------------------------------------------------------------
                                           HIGH          LOW        DIVIDENDS            HIGH         LOW         DIVIDENDS
---------------------------------------------------------------------------------------------------------------------------
June Quarter                             $21.00        $13.50            $.05           $25.38      $20.13             $.04
September Quarter                         21.94         16.44             .06            29.00       23.50              .05
December Quarter                          24.00         14.94             .06            24.44       15.31              .05
March Quarter                             21.20         15.13             .06            16.44       13.31              .05
===========================================================================================================================

________________________________________________________________________________

RESPONSIBILITY FOR FINANCIAL STATEMENTS



The management of The Earthgrains Company is responsible for the preparation and integrity of the consolidated financial statements appearing in this annual report. The financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include certain amounts based on our (Earthgrains) best judgments and estimates.
     We (Earthgrains) are responsible for maintaining a system of internal accounting controls and procedures, which we (Earthgrains) believe are adequate to provide reasonable assurance, at an appropriate cost/benefit relationship, that assets are safeguarded against loss from unauthorized use or disposition and financial records provide a reliable basis for preparation of the financial statements. The internal accounting control system is augmented by a program of internal audits and appropriate reviews by management (Earthgrains'), written policies and guidelines, careful selection and training of qualified personnel, and a written Code of Business Conduct adopted by our Company's (Earthgrains') Board of Directors, applicable to all management employees of our Company (Earthgrains).
     The Audit and Finance Committee of our Company's (Earthgrains') Board of Directors, composed solely of directors who are not officers of our Company (Earthgrains), meets with the independent auditors, management and internal auditors periodically to discuss internal accounting controls and auditing and financial reporting matters. The Committee reviews with the independent auditors the scope and results of the audit effort. The Committee also meets with the independent auditors and the chief internal auditor without Earthgrains' management present to ensure that the independent auditors and the chief internal auditor have free access to the Committee.
     PricewaterhouseCoopers LLP is engaged to audit the consolidated financial statements of The Earthgrains Company and conduct such tests and related procedures as it deems necessary in conformity with generally accepted auditing standards. The opinion of the independent auditors, based upon their audits of the consolidated financial statements, is shown below.


REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of The Earthgrains Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, cash flows and shareholders' equity present fairly, in all material respects, the financial position of The Earthgrains Company and its subsidiaries at March 27, 2001, and March 28, 2000, and the results of their operations and their cash flows for the fiscal years ended March 27, 2001, March 28, 2000, and March 30, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP


St. Louis, Missouri
April 26, 2001

________________________________________________________________________________

(b) Pro forma financial information


                             Sara Lee Corporation
                                      and
                            The Earthgrains Company
     Unaudited Pro Forma Condensed and Consolidated Financial Information

The following unaudited pro forma condensed and consolidated financial information combines the financial information of Sara Lee Corporation ("Sara Lee") and The Earthgrains Company ("Earthgrains") as of and for the annual period ended June 2001. These financial results include Sara Lee's results of operations for the fiscal year ended June 30, 2001 and Earthgrains' results of operations for the annual period ended on June 19, 2001.

The unaudited pro forma condensed and consolidated statement of income assumes that the acquisition of Earthgrains occurred at the beginning of the 12-month period beginning in July 2000. The unaudited pro forma condensed and consolidated balance sheet assumes that the acquisition occurred at the end of June 2001.

The pro forma assumptions are based on information available at the time these statements were prepared and certain estimates and assumptions. The following is a summary of the significant information, estimates and assumptions used in the pro forma condensed and consolidated financial information:

     . Immediately prior to the expiration of Sara Lee's tender offer to acquire Earthgrains common stock, Earthgrains had 46,572,040 issued and outstanding shares of common stock. This includes shares of common stock issued upon exercise of Earthgrains employee stock options. Using the tender offer price of $40.25 per share, the total purchase price for all outstanding Earthgrains common stock is $1,875 million.

     . Sara Lee initially funded the acquisition purchase price with short-term debt. However, Sara Lee intends to refinance $750 million of such short-term debt on a long-term basis, resulting in an assumed effective interest rate for the combination of short-term and long-term debt of 4.54%.

     . After the completion of the acquisition, Earthgrains will continue to have outstanding long-term debt of approximately $957 million.

     . The acquisition will be accounted for using the purchase method of accounting. All of the excess of the purchase price over the net assets acquired has been allocated to goodwill. The purchase price allocation in the pro forma financial information is preliminary since the determination of the fair value of the acquired assets, identification of intangibles and determination of the finite lives of any intangibles has not been completed.

     . In June 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," was issued which changed the accounting rules for goodwill. Under the provisions of this Statement, no goodwill amortization has been assumed for the incremental goodwill that will be recorded from the acquisition. Previously recorded goodwill amortization has not been adjusted.

Sara Lee believes that the assumptions used herein provide a reasonable basis for presenting all of the significant effects of the acquisition in the unaudited pro forma condensed and consolidated financial statements. However, the actual results of operations, financing costs, final allocation of the purchase price and other adjustments will differ from the pro forma adjustments.

Sara Lee's consolidated financial statements for fiscal year 2001 were filed with the Securities and Exchange Commission on September 4, 2001 in a current report on Form 8-K. Earthgrains' consolidated financial statements for fiscal year 2001 and the first quarter ended June 19, 2001 are provided herein.

The unaudited pro forma condensed and consolidated financial information is provided to show what Sara Lee might have looked like had the acquisition occurred at the times specified above. You should not rely on this information as being indicative of the historical results that would have been achieved by the combined companies had the acquisition and events described in the notes to the unaudited pro forma condensed and consolidated financial statements actually occurred at the times specified above. Furthermore, this information may not necessarily reflect the results of operations, financial position and cash flows of Sara Lee in the future.

                             Sara Lee Corporation
                Unaudited Pro Forma Condensed and Consolidated
                              Statement of Income
                        Annual Period ended June 2001

                                                  Sara Lee      Earthgrains       Interest        Pro Forma
                                                 Actual (1)     Actual (2)       Adjustments     as Adjusted
                                                 ----------     -----------      -----------     -----------
                                                 (dollars and shares in millions, except per share amounts)
Net sales                                         $17,747         $2,594           $    -          $20,341
Cost of sales                                      10,264          1,412                -           11,676
Cost of sales - product line exit costs                26              -                -               26
                                                  -------         ------           ------          -------
Gross profit                                        7,457          1,182                -            8,639
Selling, general and administrative expenses        5,865          1,062                -            6,927
Interest expense                                      270             78               85 (3)          433
Interest income                                       (90)             -                -              (90)
Other income                                            -             (4)               -               (4)
Unusual items
   Gain on disposal of Coach business                (967)             -                -             (967)
   Business dispositions and other charges            528             12                -              540
                                                  -------         ------           ------          -------
Income from continuing operations before
  income taxes                                      1,851             34              (85)           1,800
Income taxes                                          248             18              (34) (4)         232
                                                  -------         ------           ------          -------
Income from continuing operations                   1,603             16              (51)           1,568
Preferred stock dividend                               11              -                -               11
                                                  -------         ------           ------          -------
Income from continuing operations available
  to common stockholders                          $ 1,592         $   16             $(51)         $ 1,557
                                                  =======         ======           ======          =======
Income from continuing operations per share
  --  Basic                                       $  1.94                                          $  1.90
                                                  =======                                          =======
  --  Diluted                                     $  1.87                                          $  1.83
                                                  =======                                          =======
Basic shares outstanding                              819                                              819
                                                  =======                                          =======
Diluted shares outstanding                            854                               1  (7)         855
                                                  =======                          ======          =======

       The accompanying Notes to the Unaudited Pro Forma Condensed and Consolidated Financial Statements are an integral part of these statements

                             Sara Lee Corporation
         Unaudited Pro Forma Condensed and Consolidated Balance Sheet
                                   June 2001

                                                                          Purchase Accounting Adjustments
                                                                         ---------------------------------
                                                               Invest-     Change
                                                     Earth-     ment     in Control      Stock     Excess
                                        Sara Lee     grains    Adjust-   and Trans-     Option    Purchase      Pro Forma
                                       Actual (1)  Actual (2)   ments    action Fees  Conversion   Price       as Adjusted
                                       ----------  ----------  ------    -----------  ----------  --------     -----------
Assets                                                   (dollars in millions)
Cash and equivalents                    $   548    $   17     $    -        $  -        $ -       $     -         $   565
Trade accounts
   receivable, net                        1,538       281                                                           1,819
Inventory                                 2,582        99                                                           2,681
Other current assets                        321        79                                                             400
Net assets of businesses
   held for sale                             94         -                                                              94
                                        -------    ------     ------        ----        ---       -------         -------
Total current assets                      5,083       476          -           -          -             -           5,559

Other non-current assets                    304        35                                                             339
Property, net                             2,146       862                                                           3,008
Investment in Earthgrains                     -         -      1,875 (3)      27  (6)    64 (7)    (1,966)(8)           -
Trademarks and other
   identifiable intangibles, net          1,097         -                                                           1,097
Goodwill, net                             1,537       885                                           1,301 (8)       3,723
                                        -------    ------     ------        ----        ---       -------         -------
Total assets                            $10,167    $2,258     $1,875        $ 27        $64       $  (665)        $13,726
                                        =======    ======     ======        ====        ===       =======         =======

Liabilities and Stockholders' Equity
Notes payable                           $   101    $    -     $1,125 (3)    $  -        $ -       $     -         $ 1,226
Accounts payable                          1,505       170                                                           1,675
Accrued liabilities
   Payroll and employee benefits            812        83                     18  (5)                                 913
   Advertising and promotion                343         -                                                             343
   Taxes other than payroll and income       84         -                                                              84
   Income taxes                             423         -                                                             423
   Other                                  1,210         3                     45  (6)                               1,258
Current maturities of long-term debt        480         8                                                             488
Other current liabilities                     -        80                                                              80
                                        -------    ------     ------        ----        ---       -------         -------
Total current liabilities                 4,958       344      1,125          63          -             -           6,490

Long-term debt                            2,640       949        750 (3)                                            4,339
Deferred income taxes                       244       103                    (18) (6)                                 329
Other liabilities                           563       187                    (18) (5)                                 732
Minority interest in subsidiaries           625        10                                                             635
Preferred stock (authorized 13,500,000
   shares; no par value)
   ESOP convertible: Issued and
      outstanding - 3,289,979 shares        238         -                                                             238
   Unearned deferred compensation          (223)        -                                                            (223)

Common stockholders' equity
   Common stock: (authorized
      1,200,000,000 shares;
      $.01 par value) - Issued and
      outstanding - 781,964,060 shares        8         -                                                               8
Capital surplus                               -       636                                64 (7)      (636)(8)          64
Retained earnings                         2,635       141                                            (141)(8)       2,635
Treasury stock                                -       (41)                                             41 (8)           -
Accumulated other comprehensive loss     (1,521)      (61)                                             61 (8)      (1,521)
Unearned restricted stock issued for
   future services                            -       (10)                                             10 (8)           -
                                        -------    ------     ------        ----        ---       -------         -------
Total common stockholders' equity         1,122       665          -           -         64          (665)          1,186
                                        -------    ------     ------        ----        ---       -------         -------
Total liabilities and common
   stockholders' equity                 $10,167    $2,258     $1,875        $ 27        $64       $  (665)        $13,726
                                        =======    ======     ======        ====        ===       =======         =======

       The accompanying Notes to the Unaudited Pro Forma Condensed and Consolidated Financial Statements are an integral part of these statements

                              Sara Lee Corporation
                                      and
                            The Earthgrains Company
 Notes to Unaudited Pro Forma Condensed and Consolidated Financial Information


(1) The results for Sara Lee include the results of operations and statement of position for the fiscal year ended June 30, 2001.

(2) The results for Earthgrains include the results of operations and statement of position for the annual period ended June 19, 2001.

(3) Using the number of issued and outstanding shares of Earthgrains common stock that were available for tender of 46,572,040 and the tender offer price per share paid by Sara Lee of $40.25, the total purchase price for the Earthgrains common stock was $1,875 million. Sara Lee initially funded this purchase price with the proceeds from the issuance of short-term debt. Sara Lee intends to refinance $750 million of the short-term debt with the subsequent issuance of long-term debt. The pro forma financial statements reflect the financing of the acquisition with $750 million of long-term debt and $1,125 million of short-term debt.

     The incremental interest expense for both the short-term and long-term debt is calculated using a weighted average interest rate of 4.54%, resulting in annual interest expense of $85 million. The weighted average interest rate consists of a weighted average of short-term and long-term interest rates of 3.62% and 5.92%, respectively. An increase of .125% in the average interest rate would result in a change to interest expense of $2.3 million on an annual basis.

(4) The effect of taxes on the pro forma income statement adjustments has been reflected using a marginal incremental tax rate of 40%, representing the U.S. statutory tax rate of 35% plus a marginal state tax rate of 5%.

(5) Upon completion of the acquisition of Earthgrains by Sara Lee, various Earthgrains' employees became vested in certain employee benefit plans and other benefits. Management estimates the payments required under these plans approximate $42 million, of which $18 million was previously recorded in other non-current liabilities at Earthgrains. This $18 million has been reclassified to accrued liabilities pending payment after the acquisition.

(6) The $42 million of estimated employee benefit liabilities described in note 5, less the $18 million accrued by Earthgrains which is also noted in note 5, results in $24 million of remaining employee benefit liabilities. The $24 million, plus the assumed transaction costs of approximately $21 million, totaling $45 million, is recorded as a purchase accounting adjustment to other accrued liabilities. This adjustment is recorded net of tax of $18 million, (using a 40% tax rate), resulting in an increase to the investment in Earthgrains of $27 million.

(7) All outstanding Earthgrains stock options vested when Sara Lee completed the tender offer for Earthgrains. Any Earthgrains stock options that had not been exercised prior to the completion of the merger were converted into Sara Lee stock options. The fair market value of the Sara Lee stock options issued to Earthgrains employees in exchange for outstanding Earthgrains' stock options using the Black-Scholes option-pricing model was $64 million. The value of these options is recorded on the balance sheet as an increase in Sara Lee's investment in Earthgrains and an increase in capital surplus. The additional Sara Lee stock options issued, had they been outstanding at the end of the Sara Lee's fiscal year, would have resulted in an additional one million common stock equivalents in the diluted earnings per share computation.

(8) The merger has been accounted for using the purchase method of accounting. All of the excess of the purchase price over the net assets acquired has been allocated to goodwill. The purchase price allocation in the pro forma condensed and consolidated financial information is preliminary.

(c) Exhibits

Exhibit No. Exhibit

 2.1 Agreement and Plan of Merger, dated as of June 29, 2001, by and among Sara Lee, SLC Acquisition Corp. and Earthgrains (incorporated by reference to
      Exhibit 2.1 to the Current Report on Form 8-K filed by Sara Lee Corporation with the Commission on August 21, 2001).

10.1 364-day Competitive Advance and Revolving Credit Facility Agreement dated as of August 8, 2001, among Sara Lee Corporation, the Lenders party thereto and The Chase Manhattan Bank as administrative agent (incorporated by reference to Exhibit (b)(2) to Amendment No. 5 to the Tender Offer Statement on Schedule TO filed by Sara Lee Corporation with the Commission on August 8, 2001).

10.1 364-day Bridge Competitive Advance and Revolving Credit Facility Agreement dated as of August 8, 2001, among Sara Lee Corporation, the Lenders party thereto and The Chase Manhattan Bank as administrative agent (incorporated by reference to Exhibit (b)(3) to Amendment No. 5 to the Tender Offer Statement on Schedule TO filed by Sara Lee Corporation on August 8, 2001).

23.1  Consent of PricewaterhouseCoopers LLP


This report contains certain forward-looking statements. Forward-looking statements include statements that begin with "expects," "believes," "intends" or similar words. These forward-looking statements, which are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995, are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and actual results may differ materially from those expressed or implied herein. Consequently, Sara Lee cautions readers not to place undue reliance on any forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in Sara Lee's annual and quarterly reports filed with the Securities and Exchange Commission.

                                  SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SARA LEE CORPORATION
                                       --------------------
                                           (Registrant)

                                       /s/ Wayne R. Szypulski
September 4, 2001                      ----------------------------------
                                               Wayne R. Szypulski
                                       Senior Vice President - Controller

                                 EXHIBIT INDEX

           The following exhibits are filed herewith as noted below.

Exhibit
 No.      Description
 ---      -----------

 23.1     Consent of PricewaterhouseCoopers LLP